As filed with the Securities and Exchange Commission on July 12, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(312) 474-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Equity Residential 2019 Share Incentive Plan

(Full title of the plan)

Mark J. Parrell

President and Chief Executive Officer

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(312) 474-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory W. Hayes, Esq.

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

(312) 368-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Shares of Beneficial Interest, par value $0.01 per share	11,331,958	$78.96	$894,771,403.68	$108,447

(1)

Equity Residential (the “Registrant”) is registering an aggregate of 11,331,958 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), for issuance under the Registrant’s 2019 Share Incentive Plan (the “2019 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Common Shares that become issuable under the 2019 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without consideration which results in an increase in the number of outstanding Common Shares.

(2)

The Common Shares are to be offered at prices not presently determinable. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the registration fee has been calculated on the basis of $78.96 per share, which is the average of the high and low sales prices of the Registrant’s Common Shares, as reported by the New York Stock Exchange on July 9, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2019 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof:

a.	Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-12252);

b.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (File No. 001-12252);

c.	Current Reports on Form 8-K filed on June 6, 2019, June 20, 2019 and July 1, 2019 (File No. 001-12252); and

d.	Description of the Registrant’s Common Shares contained in its registration statement on Form 8-A/A dated August 10, 1993 (File No. 001-12252).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement will also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this Registration Statement is delivered upon written or oral request. Requests should be directed as follows:

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Attention: Investor Relations

Telephone number: (888) 879-6356

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Trustees and Officers.

Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

To the maximum extent permitted by Maryland law in effect from time to time, the Registrant’s bylaws require the Registrant to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, reasonable expenses in advance of final disposition of a proceeding to (a) any individual (including the individual’s spouse, children, heirs, estate, executors, or personal or legal representatives for claims arising out of the status of such spouse, children, heirs, estate, executors or personal or legal representatives of such individual (collectively, the “Other Individuals”)) who is a present or former trustee or officer of the Registrant and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual (including Other Individuals) who, while a trustee or officer of the Registrant and at the request of the Registrant, serves or has served as a trustee, director, officer, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Registrant may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual (including Other Individuals) who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant. The indemnification and payment or reimbursement of expenses shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

No amendment or repeal of the Registrant’s bylaws or Declaration of Trust inconsistent with the foregoing right to indemnification, nor the adoption or amendment of any other provision of the bylaws or Declaration of Trust inconsistent with the foregoing right to indemnification, shall apply to or affect in any respect the applicability of the foregoing indemnification rights with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any indemnification or payment or reimbursement of the expenses permitted by the Registrant’s bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Registrant may provide to trustees and officers such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant’s trustees and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

The partnership agreements of ERP Operating Limited Partnership (the “Operating Partnership”) and its management subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the management subsidiaries and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant’s Declaration of Trust.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Description

3.1*	Articles of Restatement of Declaration of Trust of Equity Residential, dated December 9, 2004

3.2**	Eighth Amended and Restated Bylaws of Equity Residential, effective as of October 1, 2015

3.3***	First Amendment to Eighth Amended and Restated Bylaws of Equity Residential, dated November 20, 2017

4.1****	Equity Residential 2019 Share Incentive Plan

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Ernst & Young LLP

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5)

24.1	Power of Attorney (included on signature page)

*	Included as Exhibit 3.1 to Equity Residential’s Form 10-K for the year ended December 31, 2004.
**	Included as Exhibit 3.1 to Equity Residential’s Form 8-K dated and filed on October 1, 2015.
***	Included as Exhibit 3.1 to Equity Residential’s Form 8-K dated and filed on November 20, 2017.
****	Included as Exhibit 99.1 to Equity Residential’s Form 8-K dated June 27, 2019, filed on July 1, 2019.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 12, 2019.

EQUITY RESIDENTIAL, a Maryland real estate investment trust

By:	/s/ Mark J. Parrell
Mark J. Parrell
President and Chief Executive Officer

EQUITY RESIDENTIAL

POWER OF ATTORNEY

KNOW ALL MEN/WOMEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark J. Parrell, Robert A. Garechana and Ian S. Kaufman and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Name	Title	Date

/s/ Mark J. Parrell Mark J. Parrell	President, Chief Executive Officer and Trustee (Principal Executive Officer)	July 12, 2019

/s/ Robert A. Garechana Robert A. Garechana	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 12, 2019

/s/ Ian S. Kaufman Ian S. Kaufman	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 12, 2019

/s/ Charles L. Atwood Charles L. Atwood	Trustee	July 12, 2019

/s/ Raymond Bennett Raymond Bennett	Trustee	July 12, 2019

/s/ Linda Walker Bynoe Linda Walker Bynoe	Trustee	July 12, 2019

/s/ Connie K. Duckworth Connie K. Duckworth	Trustee	July 12, 2019

/s/ Mary Kay Haben Mary Kay Haben	Trustee	July 12, 2019

/s/ Bradley A. Keywell Bradley A. Keywell	Trustee	July 12, 2019

/s/ John E. Neal John E. Neal	Trustee	July 12, 2019

/s/ David J. Neithercut David J. Neithercut	Trustee	July 12, 2019

/s/ Mark S. Shapiro Mark S. Shapiro	Trustee	July 12, 2019

/s/ Stephen E. Sterrett Stephen E. Sterrett	Trustee	July 12, 2019

/s/ Samuel Zell Samuel Zell	Chairman of the Board of Trustees	July 12, 2019

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